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                                                                   EXHIBIT 99(F)

                    SOURCE ONE MORTGAGE SERVICES CORPORATION
                                 EXCHANGE OFFER
                             QUESTIONS AND ANSWERS

 1. Q. WHY IS SOURCE ONE MORTGAGE SERVICES CORPORATION ("SOURCE ONE")
       OFFERING TO EXCHANGE ITS 9.375% QUARTERLY INCOME CAPITAL SECURITIES ("QUICS"SM) (SUBORDINATED INTEREST DEFERRABLE DEBENTURES, DUE 2025) FOR ITS 8.42% CUMULATIVE PREFERRED STOCK, SERIES A, $.01 PAR VALUE PER SHARE (THE "PREFERRED STOCK") (WHICH CONSTITUTE ALL OUTSTANDING SHARES OF THE PREFERRED STOCK)?

    A. The principal purpose of the Exchange Offer is to improve Source One's after-tax cash flow by replacing shares of the Preferred Stock with the QUICS. The potential cash flow benefit to Source One arises because interest payable on the QUICS will be deductible by Source One for federal income tax purposes, while the dividends payable on the shares of the Preferred Stock are not deductible.

       Source One believes the Exchange Offer is fair to holders of shares of the Preferred Stock, although Source One has not received any report, opinion or appraisal relating to the fairness of Exchange Offer. Though there are some negative factors to consider, such as ineligibility for dividends received deduction for corporate holders, as well as uncertainty as to whether an active market will develop for the QUICS and whether the Preferred Stock will continue to qualify for listing, the Exchange Offer will result in the holders obtaining a security that is senior to the Preferred Stock, that provides for a higher interest rate than the equivalent dividend on the Preferred Stock and that provides for a definite maturity date. SOURCE ONE, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD EXCHANGE ANY OR ALL OF SUCH STOCKHOLDER'S SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO EXCHANGE THEIR SHARES OF THE PREFERRED STOCK AND, IF SO, HOW MANY SHARES TO EXCHANGE.

 2. Q. WHAT DO THE TERMS "BENEFICIAL OWNER," "REGISTERED HOLDER,"
       "NOMINEE" AND "CUSTODIAN" MEAN?

    A. BENEFICIAL OWNER. The beneficial owner is one whose shares of the Preferred Stock are held by a broker, dealer, bank, trust company or other institution and registered in the name of such institution. A beneficial owner who wishes to tender such shares should contact such registered holder promptly and instruct it whether or not to tender such shares on behalf of such beneficial owner.

       REGISTERED HOLDER. The registered holder of shares of the Preferred Stock is the person or institution in whose name such shares are actually registered on the register kept by Source One at its office or agency for such purpose. If shares of the Preferred Stock are registered directly in the name of the holder who is the beneficial owner of such shares, such beneficial holder is also the registered holder. If shares of the Preferred Stock are registered in the name of a broker, dealer, bank, trust company or other institution, such institution is the registered holder of such shares. Generally, the registered holder of shares of the Preferred Stock completes the Letter of Transmittal in order to tender such shares. However, if the registered holder or physical holder does not want to complete the Letter of Transmittal itself, such holder may ask any broker, dealer, bank or trust company to complete the Letter of Transmittal on its behalf and effect the tender of such shares.

       NOMINEES AND CUSTODIAN. These terms refer to the broker, dealer, bank, trust company or other institution that holds shares of the Preferred Stock on behalf of a beneficial owner of such shares. Although such shares belong to such beneficial owner, such institution is the registered holder of such shares and, accordingly, such shares are registered in the name of such institution and such beneficial
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       holder will need to contact such institution and provide it with completed Instructions with Respect to the Tender of shares of the Preferred Stock form in order to tender such shares.

 3. Q. WHAT ARE QUICS?

       The QUICS are unsecured debt securities to be issued by Source One which are subordinate in right to payment to its senior indebtedness and to all obligations of its subsidiaries. However, the QUICS are senior to the claims of the holders of Source One's capital stock, including the shares of the Preferred Stock. In addition, the QUICS will have the following terms:

  - The QUICS will have a 30 year stated maturity, whereas the shares of the Preferred Stock have no stated final maturity.

  - The QUICS will bear interest at 9.375% per annum and are payable quarterly on March 31, June 30, September 30 and December 31, commencing on December 31, 1995.

  - The QUICS may be called for redemption by Source One at any time after May 1, 1999, at a redemption price equal to 100% of the principal amount redeemed ($25 for each $25 principal amount of QUICS) plus accrued and unpaid interest to the date fixed for redemption. The redemption provisions for the QUICS are substantially similar to the Preferred Stock.

  - The QUICS quarterly interest payments may be deferred for a period (defined in the Prospectus as the "Deferral Period") of up to 20 consecutive quarters at the option of Source One. Although the quarterly dividend payments for the Preferred Stock may also be suspended, such a suspension period may be indefinite. Another distinction between the provision to defer interest payments on the QUICS and suspension of dividend payments on the Preferred Stock is that the deferred QUICS interest payments will accumulate interest at a compounding rate equal to the stated interest rate on the QUICS whereas the Preferred Stock's suspended dividend payments do not have such a compounding feature. In addition, the interest received on the QUICS will not be eligible for the dividends received deduction for corporate holders, whereas dividends on the Preferred Stock are eligible for the dividends received deduction for corporate holders. Lastly, the covenants under which the QUICS are used do not provide any voting rights to holders during the Deferral Period, while, under certain circumstances, the holders of the Preferred Stock may have certain limited voting rights.

 4. Q. HOW DOES THE INTEREST RATE ON THE QUICS COMPARE TO THE DIVIDEND RATE ON THE SHARES OF THE PREFERRED STOCK?

    A. The effective yield for the shares of the Preferred Stock, at its stated liquidation preference of $25 per share, is 8.42% per annum. The interest rate on the QUICS is 9.375%, or 0.955% higher than the shares of the Preferred Stock.

 5. Q. THE NEXT DIVIDEND PAYMENT DATE (SUBJECT TO BOARD DECLARATION) FOR THE SHARES OF THE PREFERRED STOCK WILL BE FEBRUARY 1, 1996. WILL THE HOLDERS THAT PARTICIPATE IN THE EXCHANGE OFFER BE ELIGIBLE FOR THAT DIVIDEND?

    A. No. However, such holders will be entitled to interest at a rate of 8.42% per annum from November 1, 1995 (the last regular dividend payment date with respect to the Preferred Stock) to but excluding the issuance date of the QUICS, payable on the first interest date on the QUICS.

 6. Q. WILL THE QUICS BE LISTED?

    A. Like the Preferred Stock, the QUICS are expected to be listed on the New York Stock Exchange.

 7. Q. WILL THE EXCHANGE CONSTITUTE A TAXABLE EVENT?

    A. The Exchange Offer will be a taxable event to those holders that tender their shares of the Preferred Stock in exchange for the QUICS. Source One recommends that holders read the description on "Risk Factors" within the Prospectus and/or consult their tax advisor to determine their specific circumstances.

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 8. Q. WILL BACKUP WITHHOLDING APPLY TO PAYMENTS MADE PURSUANT TO THE
       EXCHANGE OFFER OR WITH RESPECT TO THE QUICS?

    A. Under federal income tax law, a 31% backup withholding tax will be imposed on the amount of payments made pursuant to the Exchange Offer, payments made with respect to the QUICS and payments of the proceeds of sale of QUICS that are made to certain stockholders. In order to avoid such backup withholding, each tendering stockholder must provide the Exchange Agent with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing Substitute Form W-9. If the Exchange Agent is not provided with the correct taxpayer identification number, the stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service.

       Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order to satisfy the Exchange Agent that a foreign individual qualifies as an exempt recipient, such stockholder must submit a statement of Form W-8, signed under penalties of perjury, attesting to that individual's exempt status. Form W-8 can be obtained from the Information Agent. For further information concerning backup withholding and instructions for completing the Substitute Form W-9, consult the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

 9. Q. WHAT IS THE PROCESS FOR A HOLDER TO PARTICIPATE IN THE EXCHANGE
       OFFER?

    A. Each holder of the shares of the Preferred Stock should receive a copy of the Prospectus, a Letter of Transmittal, a Notice of Guaranteed Delivery, a letter addressed to clients, a letter from the Chairman of Source One and Guidelines for Certification of Taxpayer Identification Number on Substitute Forms W-9 and W-8 along with this Question and Answer pamphlet. Source One encourages each holder to review each document and to contact their broker and tax advisor for assistance. In the event holders require other sources of information, they should contact the Information Agent or the Dealer Managers at the toll-free numbers listed in the Prospectus or the Letter of Transmittal.

       Registered (physical) holders must send the certificates representing shares of the Preferred Stock to be tendered and a completed Letter of Transmittal to the Exchange Agent or may ask any broker, dealer, bank or trust company to do so on its behalf.

       If the shares of the Preferred Stock are registered in the name of a broker, dealer, bank, trust company or other nominee, the holder must instruct such nominee to tender on its behalf such shares by completing the Letter of Transmittal or by Agent's Message for book-entry transfer. Source One recommends that holders contact the Information Agent before beginning the process.

       The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that such facility has received an express acknowledgment from the participant in such facility tendering the shares of the Preferred Stock which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Source One may enforce such agreement against such participant.

       The Letter of Transmittal must be mailed in time to reach the Exchange Agent by the Expiration Time of the Exchange Offer. In the event the holder is unable to fulfill the requirements of the Letter of Transmittal, the holder must submit the Notice of Guaranteed Delivery, received by the Exchange Agent prior to the Expiration Time, and then, within three New York Stock Exchange trading days, the Exchange Agent must receive the certificates, in proper form for transfer, and the completed Letter of Transmittal.

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10. Q. ARE THERE ANY COSTS THAT A PARTICIPATING HOLDER WILL BEAR IN
       CONTEXT OF THE EXCHANGE OFFER?

    A. Source One will pay a fee of $.50 per share to brokers that successfully solicit tenders on behalf of Source One. In addition, Source One will pay the Dealer Managers, the Information Agent and the Exchange Agent fees for assisting with this transaction. However, if a holder's shares are held by a broker, dealer, bank or trust company, the holder may be charged a fee for their services.

11. Q. WHEN WILL THE EXCHANGE OFFER EXPIRE?

    A. The Exchange Offer is scheduled to expire at 5:00 p.m., New York City time, on December 8, 1995 or, if extended by Source One, in its sole discretion, the latest date and time to which extended (the "Expiration Time"). Source One may decide to amend or terminate the Exchange Offer prior to the Expiration Time, and it may decide to extend or terminate the Exchange Offer if fewer than 1,000,000 shares of the Preferred Stock have been tendered and not withdrawn prior to the expiration of the Exchange Offer or if the QUICS have not been accepted for listing on the New York Stock Exchange. The Exchange Offer is also subject to certain additional conditions, as described further in the accompanying Prospectus.

12. Q. CAN A HOLDER OF SHARES OF THE PREFERRED STOCK REVOKE ITS EXCHANGE OF SHARES?

    A. Tenders of shares of the Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of the Prospectus.

       To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal. Any such notice of withdrawal must specify (i) the holder named in the Letter of Transmittal as having tendered certificates with respect to the shares of the Preferred Stock to be withdrawn, (ii) if the shares of the Preferred Stock are held in certificated form, the certificate numbers of such shares to be withdrawn, (iii) a statement that such holder is withdrawing its election to have such shares of the Preferred Stock exchanged, and the name of the registered holder of such shares of the Preferred Stock, and such notice of withdrawal must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to Source One that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of the Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn shares of the Preferred Stock promptly following receipt of notice of withdrawal. If shares of the Preferred Stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at a book-entry transfer facility to be credited with the withdrawn shares of the Preferred Stock and otherwise comply with such book-entry transfer facility's procedures.

13. Q. TO WHOM SHOULD ADDITIONAL QUESTIONS BE ADDRESSED?

    A. Additional questions or requests for information should be addressed to the Information Agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, 1-800-848-3405 (toll-free).

THE ABOVE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT IN ALL RESPECTS TO THE PROVISIONS OF AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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